Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

August 24, 2018

Royal Bank of Canada,

200 Bay Street,

Royal Bank Plaza,

Toronto, Ontario,

Canada M5J 2J5.

Ladies and Gentlemen:

We have acted as United States tax counsel to Royal Bank of Canada (the “Bank”) in connection with the issuance by the Bank of its Senior Debt Securities and Subordinated Debt Securities. We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Tax Consequences—United States Taxation” on the Registration Statement filed on Form F-3 (the “Registration Statement”) for the Senior Debt Securities and Subordinated Debt Securities dated August 23, 2018, are our opinion and are accurate in all material respects, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Consequences—United States Taxation.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP